EXHIBIT 99.1

Animal Health Veteran Johnny D. Powers Joins Zomedica Board of Directors

ANN ARBOR, Mich., Aug. 19, 2019 (GLOBE NEWSWIRE) -- Zomedica Pharmaceuticals Corp. (NYSE American:ZOM) (TSX-V:ZOM) (“Zomedica” or the “Company”), a veterinary diagnostic and pharmaceutical company, today announced that, subject to the approval of the TSX Venture Exchange, Johnny D. Powers has been appointed to Zomedica’s board of directors as an independent director. Additionally, Powers will also serve as a member of the audit, compensation, and corporate governance committees of the board of directors.

Powers has more than 30 years of experience leading business strategy, operations, sales and marketing, and product development in the human and pet medical diagnostics markets. Notably, he held executive roles at animal health industry leader IDEXX Laboratories, Inc. (IDEXX), where, prior to his retirement, he served as executive vice president responsible for business performance, product innovation and commercial effectiveness across multiple point-of-care and reference laboratory businesses. Currently, Powers is the president and founder of JD Powers Consulting Group, which provides strategic and executive advisory services in the healthcare industry.

“I am excited to be joining Zomedica’s board of directors,” said Johnny D. Powers. “I look forward to helping Zomedica achieve its goal of delivering novel diagnostic and therapeutic solutions to the companion animal market that improve diagnosis and treatment, lower costs, and enhance outcomes for pet owners and their animals.”

Dr. Powers holds a bachelor's degree in chemistry from Wake Forest University, an M.S. in chemical engineering from Clemson University, an M.B.A. from the Duke University Fuqua School of Business and a Ph.D. in biochemical engineering from North Carolina State University.

“We are pleased that a person of Johnny’s stature and reputation in the animal health industry has agreed to join our Board of Directors and we look forward to utilizing his expertise and experience as we complete the development and begin the commercialization of our product candidates,” said Gerald Solensky Jr., Chairman and CEO, Zomedica.

The Company also announces that, pursuant to its stock option plan, it has granted stock options to acquire up to an aggregate of 1,000,000 common shares of the Company to Powers.  All of the stock options vested immediately upon the date of grant and are exercisable for a two year term. The stock options are exercisable at the following prices:  500,000 at a price of US$0.26 per share, 100,000 at a price of US$0.35 per share, 100,000 at a price of US$0.45 per share, 100,000 at a price of US$0.55 per share, 100,000 at a price of US$0.65 and 100,000 at a price of US$0.75 per share per share.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) (TSX-V: ZOM) is a veterinary diagnostic and pharmaceutical company creating products for companion animals (canine, feline and equine) by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include novel diagnostics and innovative therapeutics that emphasize patient health and practice health. With a team that includes clinical veterinary professionals, it is Zomedica’s mission to give veterinarians the opportunity to lower costs, increase productivity, and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Investor Relations Contacts
Shameze Rampertab, CPA, CA
srampertab@zomedica.com
+1 647.283.3630

PCG Advisory Group
Kirin Smith, COO
ksmith@pcgadvisory.com
+1 646.863.6519

Media Contact
Christy Penka
cpenka@zomedica.com
+1 734.369.2555